Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS FIRST QUARTER 2015 RESULTS

—Reports Earnings of 34 Cents per Diluted Share—

SANTA ANA, Calif., April 23, 2015 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2015.

Current Quarter Highlights

•	Total revenue of $1.1 billion, up 10 percent compared with last year

•	Direct title orders closed were up 15 percent, driven by a 62 percent increase in refinance orders

•	Average revenue per direct title order closed was up 8 percent

•	Title Insurance and Services segment pretax margin of 6.8 percent

•	Commercial revenue of $148.5 million, up 28 percent compared with last year

•	Specialty Insurance segment total revenue was up 8 percent, with a pretax margin of 18.2 percent

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended March 31
	2015	2014
Total revenue	$1,111.1	$1,012.8
Income before taxes	58.9	35.3

Net income	$37.6	$21.7
Net income per diluted share	0.34	0.20

Total revenue for the first quarter of 2015 was $1.1 billion, an increase of 10 percent relative to the first quarter of 2014. Net income in the current quarter was $37.6 million, or 34 cents per diluted share, compared with net income of $21.7 million, or 20 cents per diluted share, in the first quarter of 2014. Net realized investment gains and losses were immaterial in both the current and prior periods.

“We saw significant improvement in our first-quarter earnings as compared with last year, driven by strength in the commercial and refinance markets and by our continued focus on cost efficiency,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our commercial business surpassed our expectations with revenues up 28 percent, and our refinance business performed well in the low mortgage rate environment. I am also encouraged that purchase transactions gained momentum throughout the quarter as we moved into the spring selling season. Our specialty insurance segment delivered good first-quarter results, driven by lower claims and strong margins in our home warranty business.

“We expect the housing market will continue to strengthen with further growth in home sales and increasing home prices. While market uncertainty remains, we believe the outlook is promising and our strategic position is strong. Looking forward, we will continue to focus on growing our core title business, providing innovative solutions to our lender customers, and driving operating efficiencies.”

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First American Financial Reports First Quarter 2015 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended March 31
	2015	2014
Total revenue	$1,019.8	$925.3

Income before taxes	$69.5	$42.6
Pretax margin	6.8%	4.6%

Direct open orders	337,000	271,200
Direct closed orders	207,600	180,100

U.S. Commercial
Total revenue	$148.5	$115.7
Open orders	32,500	29,000
Closed orders	18,300	17,700
Average revenue per order	$8,100	$6,500

Total revenue for the Title Insurance and Services segment was $1.0 billion, a 10 percent increase from the same quarter of 2014. Direct premiums and escrow fees were up 23 percent from the first quarter of 2014, driven by a 15 percent increase in the number of direct title orders closed in the quarter and an 8 percent increase in the average revenue per direct title order to $1,865. The increase in revenue per direct title order closed was primarily attributable to an increase in the number of large commercial deals closed in the quarter and higher real estate values, partially offset by an increase in the mix of direct revenues generated from lower-premium refinance transactions. Agent premiums were up 1 percent in the current quarter compared with last year.

Information and other revenue was $145.9 million this quarter, up 6 percent compared with the same quarter of last year. The increase was driven by the impact of recent acquisitions, partially offset by lower demand for the company’s default information products as a result of the decline in loss mitigation activities during the quarter.

Investment income was $21.8 million in the first quarter, up 39 percent from the first quarter of 2014. The increase was primarily due to higher interest income driven by growth in the size of the investment portfolio. Net realized investment losses totaled $2.6 million in the current quarter, compared with gains of $2.2 million in the first quarter of 2014.

Personnel costs were $331.4 million in the first quarter, an increase of $31.1 million, or 10 percent, compared with the same quarter of 2014. Excluding the $8.0 million impact of recent acquisitions, personnel costs increased by $23.1 million, or 8 percent. This increase was primarily attributable to higher incentive compensation due to higher revenue and profitability, and increased overtime expense due to higher order volumes.

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First American Financial Reports First Quarter 2015 Results

Other operating expenses were $188.7 million in the first quarter, up $18.7 million, or 11 percent, compared with the first quarter of 2014. Excluding the $6.3 million impact of recent acquisitions, other operating expenses increased by $12.4 million, or 7 percent. This increase was primarily due to higher production-related expenses and temporary labor costs driven by the increase in order volumes in the current quarter.

The provision for policy losses and other claims was $55.6 million in the first quarter, or 6.5 percent of title premiums and escrow fees, an increase of $9.3 million compared with the same quarter of the prior year. The current quarter rate reflects an ultimate loss rate of 6.0 percent for the current policy year and a $4.3 million net increase in the loss reserve estimates for prior policy years.

Pretax income for the Title Insurance and Services segment was $69.5 million in the first quarter, compared with $42.6 million in the first quarter of 2014. Pretax margin was 6.8 percent in the current quarter, compared with 4.6 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended March 31
	2015	2014
Total revenue	$94.5	$87.1

Income before taxes	$17.2	$13.9
Pretax margin	18.2%	16.0%

Total revenue for the Specialty Insurance segment was $94.5 million in the first quarter of 2015, an increase of 8 percent compared with the first quarter of 2014. The increase in revenue was primarily driven by higher premiums earned in both the home warranty and the property and casualty business lines. In addition, net realized investment gains in the current quarter were $1.6 million, compared with gains of $0.4 million in same quarter last year. The loss ratio in the Specialty Insurance segment was 51 percent in the current quarter, compared with 52 percent in the prior year. The improvement in the loss ratio was primarily driven by lower claim severity and higher average premium per service contract in the home warranty business. As a result, the pretax margin in the current quarter increased to 18.2 percent from 16.0 percent in the first quarter of 2014.

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First American Financial Reports First Quarter 2015 Results

Teleconference/Webcast

First American’s first quarter 2015 results will be discussed in more detail on Thursday, April 23, 2015, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 7, 2015, by dialing 201-612-7415 and using the conference ID 13606835. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4.7 billion in 2014, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the outlook for the housing market, including home prices and home purchase and refinance transaction volumes; the company’s ability to capitalize on the housing recovery; the effects of the Consumer Financial Protection Bureau’s integrated disclosure rules; and our expected normalized tax rate, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the Consumer Financial Protection Bureau’s exercise of its broad rulemaking and supervisory powers; compliance with the Consumer Financial Protection Bureau’s integrated disclosure rules; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s

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First American Financial Reports First Quarter 2015 Results

investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems damage, failures, interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s quarterly report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, adjusted personnel costs, adjusted other operating costs and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports First Quarter 2015 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2015	2014
Total revenues	$1,111,084	$1,012,799

Income before income taxes	$58,948	$35,253
Income tax expense	21,152	13,401

Net income	37,796	21,852
Less: Net income attributable to noncontrolling interests	164	128

Net income attributable to the Company	$37,632	$21,724

Net income per share attributable to stockholders:
Basic	$0.35	$0.20
Diluted	$0.34	$0.20

Cash dividends declared per share	$0.25	$0.36

Weighted average common shares outstanding:
Basic	107,744	106,166
Diluted	109,444	108,276

Selected Title Information

Title orders opened	337,000	271,200

Title orders closed	207,600	180,100

Paid title claims	$89,168	$77,930

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First American Financial Reports First Quarter 2015 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$878,397	$1,190,080
Investment portfolio	4,501,410	4,033,892
Goodwill and other intangible assets, net	1,036,336	1,015,757
Total assets	7,819,492	7,666,100
Reserve for claim losses	946,847	1,011,780
Notes and contracts payable	585,551	587,337
Total stockholders’ equity	$2,603,936	$2,572,917

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First American Financial Reports First Quarter 2015 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended March 31, 2015	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$518,504	$428,351	$90,153	$—
Agent premiums	426,327	426,327	—	—
Information and other	146,648	145,884	771	(7)
Net investment income	20,558	21,774	2,001	(3,217)
Net realized investment (losses) gains(1)	(953)	(2,563)	1,610	—

	1,111,084	1,019,773	94,535	(3,224)

Expenses
Personnel costs	358,000	331,371	15,369	11,260
Premiums retained by agents	342,460	342,460	—	—
Other operating expenses	208,557	188,742	13,347	6,468
Provision for policy losses and other claims	101,554	55,550	46,004	—
Depreciation and amortization	20,854	19,526	1,206	122
Premium taxes	13,469	12,031	1,438	—
Interest	7,242	591	—	6,651

	1,052,136	950,271	77,364	24,501

Income (loss) before income taxes	$58,948	$69,502	$17,171	$(27,725)

For the Three Months Ended March 31, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$433,872	$349,363	$84,509	$—
Agent premiums	420,924	420,924	—	—
Information and other	137,642	137,178	470	(6)
Net investment income	17,767	15,703	1,729	335
Net realized investment gains(1)	2,594	2,161	433	—

	1,012,799	925,329	87,141	329

Expenses
Personnel costs	326,518	300,279	15,514	10,725
Premiums retained by agents	336,665	336,665	—	—
Other operating expenses	188,367	170,082	11,468	6,817
Provision for policy losses and other claims	89,883	46,216	43,667	—
Depreciation and amortization	19,972	17,914	1,239	819
Premium taxes	12,290	10,936	1,354	—
Interest	3,851	600	—	3,251

	977,546	882,692	73,242	21,612

Income (loss) before income taxes	$35,253	$42,637	$13,899	$(21,283)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports First Quarter 2015 Results

First American Financial Corporation

Expense and Success Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended March 31
	2015	2014
Total revenues	$1,019,773	$925,329
Less: Net realized investment (losses) gains	(2,563)	2,161
Net investment income	21,774	15,703
Premiums retained by agents	342,460	336,665

Net operating revenues	$658,102	$570,800

Personnel and other operating expenses	$520,113	$470,361
Ratio (% net operating revenues)	79.0%	82.4%
Ratio (% total revenues)	51.0%	50.8%

Change in net operating revenues	$87,302
Change in personnel and other operating expenses	49,752
Success Ratio (1)	57%

(1)	Change in personnel and other operating expenses divided by change in net operating revenues

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First American Financial Reports First Quarter 2015 Results

First American Financial Corporation

Supplemental Direct Title Order Information

(unaudited)

	Q115	Q414	Q314	Q214	Q114
Open Orders per Day
Purchase	2,002	1,611	2,033	2,189	1,892
Refinance	2,379	1,627	1,521	1,554	1,397
Refinance as % of residential orders	54%	50%	43%	42%	42%

Commercial	532	505	485	528	475
Other[1]	612	522	609	701	682

Total open orders per day	5,525	4,263	4,648	4,972	4,446

Closed Orders per Day
Purchase	1,247	1,420	1,573	1,579	1,217
Refinance	1,471	1,122	1,113	983	907
Refinance as % of residential orders	54%	44%	41%	38%	43%

Commercial	300	330	308	306	290
Other[1]	386	377	404	479	538

Total closed orders per day	3,403	3,249	3,397	3,347	2,952

Average Revenue per Order (ARPO)[2]
Purchase	$1,921	$1,944	$1,950	$1,918	$1,799
Refinance	880	869	857	812	813
Commercial	8,117	9,558	7,568	6,746	6,530
Other[1]	580	437	480	488	489

Total ARPO	$1,865	$2,171	$1,926	$1,830	$1,723

Business Days	61	63	64	64	61

(1)	Includes default and other orders
(2)	U.S. operations only

Totals may not foot due to rounding

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